Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction:

This Code of Business Conduct and Ethics sets forth basic principles to guide all directors, officers and associates of the Company.

Additionally, there are other specific Company procedures as well as common sense standards of conduct and individual conscience to which our people are expected to adhere.

Under this Code, all directors, officers and associates should conduct business of the Company in the full spirit of honest and lawful behavior and should not cause or encourage anyone else to act otherwise.

If you have any questions about this Code, you should ask your supervisor, the human resources manager, the Chief Financial Officer or the Chief Executive Officer for guidance regarding how to handle the situation. In addition, counsel works closely with the Company leadership regarding this policy.

Compliance with Laws, Rules, and Regulations:

Obeying the law, both in letter and in spirit, is the foundation upon which the Company’s ethical standards are built. All directors, officers and associates must respect and obey the laws of the cities, states, and countries in which we operate. All directors, officers and associates are expected to exercise good judgment and most importantly to seek advice from supervisors, managers, or other appropriate personnel when in doubt. Any person found to be in violation of the terms of this policy will be subject to disciplinary action up to and including termination. In addition, violations of this policy may also constitute violations of law and may result in criminal penalties and civil liabilities for the offending person and the Company.

Conflicts of Interest:

A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company. You should avoid situations in which your personal interests could conflict or appear to conflict with the interests of the Company. Conflicts of interest may arise when an individual’s position or responsibilities with the Company present an opportunity for personal gain apart from the normal compensation provided through employment. Some examples of situations that could create a conflict of interest (and, in some cases, violate applicable law) include if associates:

●	Cause the Company to engage in business transactions with them or their relatives or friends or entities controlled by them.

●	Use non-public Company, customer or supplier information for their personal gain or for the personal gain of their relatives or friends (including securities transactions based on such information).

●	Have more than a modest financial interest in suppliers, competitors or others doing business with the Company.

●	Receive any loan, or guarantee of obligations, from the Company or a third party as a result of their position at the Company.

●	Compete, or prepare to compete, with the Company while still employed by the Company.

In any such cases, you must immediately and in writing disclose the actual, apparent or potential conflict to the Company. Such disclosure should be directed to your supervisor and the Chief Financial Officer, who will make a determination whether the relationship creates a conflict of interest. The Company reserves the right to take whatever action it determines to be appropriate to eliminate the actual, apparent or potential conflict, up to and including separation from employment.

In addition, please see the Company’s Related Person Transaction Policies and Procedures for the policies applicable to transactions potentially involving a conflict of interest for executive officers, directors, certain Company equity holders and certain related persons. Notwithstanding anything to the contrary herein, nothing in this Code shall limit any of the rights of any directors under the Company’s governing documents, including with respect to corporate opportunities.

Corporate Opportunities

Except as otherwise provided in the Company’s governing documents, including with respect to corporate opportunities, directors, officers and associates are prohibited from: (a) taking for themselves personally opportunities related to the Company’s business; (b) using the Company’s property, information, or position for personal gain; or (c) competing with the Company for business opportunities.

Gifts

Situations wherein director, officers or associates or their immediate families accept gifts from suppliers, customers, or others with whom the Company does business may result in a conflict of interest or violate the law. Directors, officers and associates may not solicit or accept gifts or other favors which place them under some obligation to a third party doing business with or seeking to do business with the Company; however, non-solicited gifts received in the ordinary course of business may be accepted if the gift is of nominal value (i.e. $100.00 or less). Other gifts may be accepted only with the prior approval of the Chief Financial Officer or Chief Executive Officer. Any such request must be in writing. The Chief Financial Officer or Chief Executive Officer will determine whether or not such person may accept the gift and communicate the same in writing. The same standards also apply when giving gifts, other than as provided under “Prohibition Against Payments to Government Personnel”.

Confidentiality:

Except as otherwise provided in the Company’s governing documents or a contract between the Company and an applicable party, directors, officers and associates must maintain the confidentiality of confidential information entrusted to them by the Company or its customers or suppliers, except when disclosure is authorized by the Chief Executive Officer or the Chief Financial Officer, or required by law or regulations in which case the associate shall promptly notify the Chief Executive Officer or the Chief Financial Officer of such potential required disclosure. Confidential information includes all non-public information that might be of use to competitors or harmful to the Company or its customers or suppliers if disclosed. The obligation to preserve confidential information continues even after employment ends.

Associates always have the right to communicate about their wages, hours, benefits, and other terms and conditions of employment with each other and anyone else. Such information is not considered “confidential information” for purposes of the Code of Business Conduct and Ethics.

Protection and Proper Use of Company Assets:

All directors, officers and associates should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company assets should not be improperly used for personal gain and should not be used for non-Company business.

Record-Keeping:

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. The Company also expects all personnel to ensure that all reports and documents filed with the Securities and Exchange Commission and all other public communications for which they are responsible, provide full, fair, accurate and understandable disclosure and that the same are filed on a timely basis.

All of the Company’s books, records, accounts, and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions, and must conform both to applicable legal requirements and to the Company’s system of internal controls.

All business transactions between the Company, its customers, suppliers, associates, and others must be appropriately documented consistent with generally accepted business and accounting practices.

Many officers and associates regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or the Company’s Controller or Chief Financial Officer.

Business records and communications often become public and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterization of people and companies that can be misunderstood. This applies equally to email, internal memos, and formal reports.

Environmental, Health, and Safety:

The Company strives to provide each officer and associate with a safe and healthy work environment. Each officer and associate is responsible for maintaining a safe and healthy workplace for all personnel by following safety and health rules and practices and reporting accidents, injuries, and unsafe equipment, practices, or conditions.

Violence and threatening behavior are not permitted. You should report to work in condition to perform their duties, free from the influence of drugs or alcohol. The use of illegal drugs or alcohol in the workplace will not be tolerated.

The Company considers protecting the environment to be everyone’s responsibility. It is therefore our Company’s policy to comply with all federal, state, and local environmental laws. These laws and regulations are complex and violations may result in severe civil and criminal penalties for the Company and, at times, for individuals. If you are faced with an environmental issue, you should contact the Company’s Chief Financial Officer.

Competition and Fair Dealing:

We seek to outperform our competitors fairly and honestly. Consequently, we value knowledge about our competitors, however, it is prohibited for any director, officer or associate to engage in or encourage illegal or improper acts to acquire information about a competitor.

Each director, officer and associate should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors, and associates. No Company personnel should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice.

The Company also requires all officers and associates, as well as all applicants for employment, to honor and fully inform the Company’s Chief Financial Officer in writing about any contractual obligations that could impact their work or duties to the Company, (e.g., covenants not to compete, solicit customers or employees, non-disclosure, confidentiality, non-disparagement agreements, etc.).

Discrimination and Harassment:

The Company is committed to providing equal employment opportunities for all persons regardless of race, color, religion, sex, age, national origin, disability, or veteran status.

Equal opportunity extends to all aspects of the employment relationship, including hiring, transfers, promotions, training, terminations, working conditions, compensation, benefits, and other terms and conditions of employment.

It is the Company’s policy to comply with all federal and state equal employment opportunity laws and to strive to keep the workplace free from all forms of discrimination and harassment, including sexual harassment.

Prohibition Against Payments to Government Personnel:

The US Foreign Corrupt Practices Act (FCPA) prohibits giving anything of value, directly, or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

Further, the US government has a number of laws and regulations regarding business gratuities which may be accepted by US government personnel. The promise, offer or delivery to an official or associate of the US government of a gift, favor, or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Company’s Chief Financial Officer or Chief Executive Officer can provide guidance to you in this area.

Insider Information and Securities Trading:

No person who is aware of material, non-public information about the Company may, directly or indirectly, buy or sell the Company’s securities or engage in another action to take advantage of such information. It is also against the law to “tip” others who might make an investment decision based on material, non-public information about the Company. For example, using material, non-public information to buy or sell the Company’s securities, options in the Company’s securities or the securities of any Company supplier, customer or competitor is prohibited. The consequences of insider trading violations can be severe, including fines, criminal penalties, and disciplinary action by the Company, up to and including termination of employment. These rules also apply to the use of material, nonpublic information about other companies (including, for example, our customers, suppliers, competitors and potential business partners).

In addition to directors, officers or associates, these rules apply to each such person’s spouse, children, parents and siblings, as well as any other family members living in such person’s home. Please refer to the Company’s Insider Trading Policy for additional information.

Amendments and Waivers of the Code of Business Conduct and Ethics:

This Code of Business Conduct and Ethics has been approved by the Company’s Board of Directors. Any waiver of this Code for executive officers or directors must be made only by the Board or a Board Committee and will be promptly disclosed as required by law or regulation. This Code may be amended only by the Board of Directors.

Reporting any Illegal or Unethical Behavior:

If you believe that a violation of this Code has occurred, you should report that concern to your immediate supervisor, the Chief Financial Officer. Associates are encouraged to talk to supervisors, managers, and other appropriate personnel about observed illegal or unethical behavior when in doubt about the best course of action in a particular situation. As described in the Company’s Whistleblower Policy, it is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by any person. Directors, officers and associates are expected to cooperate in internal investigations of misconduct. If a situation arises wherein an associate is not comfortable reporting illegal or unethical behavior to his or her supervisor or other Company resources, he or she may report such illegal or unethical behavior to the Company’s whistleblower hotline at 800-916-7037 (using 4559 as the company identifier) or by visiting https://irdirect.net/HLLY/whistleblower_iframe. The hotline is handled by a third party and is confidential.

All reports of potential misconduct regarding the Company shall be referred to the Chief Financial Officer (or Chair of the Audit Committee, if a report involves the Chief Financial Officer) for evaluation in accordance with the Company’s Whistleblower Policy.

Outside Inquiries:

Inquiries about the Company from outsiders such as journalists, the financial press, investment analysts, or financial institutions should be responded to by an appropriate Spokespersons of the Company, as defined and discussed in the Company’s Guidelines for Public Disclosures and Communications with the Investment Community. Any such inquiries should be referred to the Company’s Chief Financial Officer for response or referral to another Spokesperson, as applicable.

Compliance Procedures:

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it may be difficult to know if a violation actually has occurred. Since we cannot anticipate every situation that may arise, it is important that we have a methodic approach to resolving any new questions or problems. The following steps provide a framework for resolving potential Code violations:

Make sure you have the facts. In order to reach the right solutions, we must be as fully informed as possible.

Ask yourself: what specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it may be.

Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the question or problem.

Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the questions, and will appreciate being brought into the decision making process. Remember that it is your supervisor’s responsibility to help solve problems.

Seek help from Company resources. In the rare case in which it may not be appropriate to discuss an issue with your supervisor, or in which you do not feel comfortable approaching your supervisor with questions, discuss it with the Chief Executive Officer, the Chief Financial Officer, or the human resources manager.

You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against any person for good faith reports of ethical violations.

Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.